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                                                                    Exhibit 10.1


This is the form of a material change report required under section 85(1) of the Securities Act and section 151 of the Securities Rules.

                                 BC FORM 53-901F
                              (PREVIOUSLY FORM 27)
                                 SECURITIES ACT
                          MATERIAL CHANGE REPORT UNDER
             SECTION 85(1) OF THE SECURITIES ACT (BRITISH COLUMBIA)
             AND SIMILAR PROVISIONS OF OTHER APPLICABLE LEGISLATION


ITEM 1.           REPORTING ISSUER

                  Pan American Silver Corp. (the "COMPANY")
                  1500 - 625 Howe Street
                  Vancouver, BC  V6E 2T6

ITEM 2.           DATE OF MATERIAL CHANGE
                  November 18, 2002

ITEM 3.           PRESS RELEASE

                  A press release was issued by the Company on November 18, 2002 at Vancouver, British Columbia and distributed through the facilities of Canada NewsWire.

ITEM 4.           SUMMARY OF MATERIAL CHANGE

                  The Company announced its third quarter financial and operations results for the quarter ended September 30, 2002. All amounts are expressed in U.S. dollars. The Company reported a third quarter net loss (before a write down) of $2.26 million ($0.05 loss per share) compared to a net loss (before an unusual gain) of $2.80 million ($0.07 loss per share) for the third quarter of 2001. During the third quarter, the Company wrote down its investment in the Quiruvilca mine by $15.13 million. Management determined that the recovery of its investment in Quiruvilca was unlikely unless realized metal prices were significantly higher than those of the recent past. The net loss, including the Quiruvilca write down, was $17.39 million ($0.40 per share) for the third quarter compared to net income of $0.70 million ($0.02 per share) after a $3.50 million unusual gain on the sale of land for the third quarter of 2001.

ITEM 5.           FULL DESCRIPTION OF MATERIAL CHANGE

                  HIGHLIGHTS

                  - Gained overwhelming shareholder approval for acquisition of Corner Bay Silver.

                  - Began construction of full-scale operation at La Colorada silver mine in Mexico, which will quadruple the mine's silver production in mid-2003.


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                  -   Wrote down carrying value of Quiruvilca mine due to
                      lack of profitability at current metal prices.

                  - Began expansion of Huaron mine in Peru due to exploration success, which will result in a 10 percent production increase starting in 2003.

                  FINANCIAL (all amounts are expressed in US dollars)

                  The Company reported a third quarter net loss (before a write down) of $2.26 million ($0.05 loss per share) compared to a net loss (before an unusual gain) of $2.80 million ($0.07 loss per share) for the third quarter of 2001. During the third quarter, the Company wrote down its investment in the Quiruvilca mine by $15.13 million. Management determined that the recovery of its investment in Quiruvilca was unlikely unless realized metal prices were significantly higher than those of the recent past. The net loss, including the Quiruvilca write down, was $17.39 million ($0.40 per share) for the third quarter compared to net income of $0.70 million ($0.02 per share) after a $3.50 million unusual gain on the sale of land for the third quarter of 2001.

                  Revenue for the quarter was $11.20 million or 19 percent less than revenue for the third quarter of 2001. This decrease is principally due to the timing of zinc, lead and copper concentrate shipments from the Quiruvilca and Huaron mines.

                  Consolidated silver production was 1,750,467 ounces for the third quarter (2001 - 2,140,802 ounces). Production of zinc and copper were all higher for the third quarter when compared to 2001. Silver production was lower at La Colorada because milling operations were temporarily suspended in order to focus on preparation for the mine expansion and at Quiruvilca because of lower production levels and lower silver grade. Base metal production was higher because of higher base metal grades. The La Colorada mine is now back in operation.

                  For the nine months ended September 2002 consolidated silver production was 5,755,367 ounces or 19 per cent higher than for the first three quarters of 2001 due to three quarters of full production from Huaron more than offsetting the decrease in production at Quiruvilca and La Colorada.

                  During the third quarter operating activities generated cash flow of $1.17 million. Investing activities, virtually all of which consisted of plant and equipment expenditures at La Colorada, consumed $3.22 million and financing activities consumed $1.00 million including loan repayments of $0.60 million. Working capital, including cash of $17.96 million, amounted to $13.70 million at September 30, 2002.

                  CORNER BAY SILVER ACQUISITION

                  In early September shareholders of both the Company and Corner Bay voted in favour of the Company acquiring Corner Bay. Closing of the merger has been delayed while efforts have been made to secure a source of water for a potential mining operation. A water rights agreement with a local agricultural cooperative has been entered into and is in the process of being ratified and approved by a regional water users association and necessary Mexican authorities. The Company and Corner Bay have extended the date for




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                  procurement of water from November 15 to December 17 and it is hoped the merger can then be completed. This will result in the Company acquiring 100 percent of the Alamo Dorado silver deposit. It is expected that Alamo Dorado will produce in excess of 6 million ounces per year for at least 8 years at a total cash cost of $3.25. Construction could commence soon after completion of the La Colorada expansion project now underway.

                  HUARON MINE, PERU

                  The Huaron mine continued to operate well during the quarter, producing 1,101,005 ounces of silver and 5,285 tonnes of zinc at a total cash cost of $4.17 per ounce of silver net of by-product credits. As a result of exploration success to date in 2002, the mine has begun an expansion project that will increase production nearly 10 percent by late-2003. This cost is being funded from operating cash flow and expensed as part of the cash cost of production reported from the mine. Huaron has outperformed the Company's expectations for 2002 and has contributed $2.85 million in cash flow in the year to date, despite very low metal prices.

                  QUIRUVILCA MINE, PERU

                  The Quiruvilca mine continues to struggle under existing low metal prices. During the quarter, the mine produced 594,463 ounces of silver and 4,622 tonnes of zinc at a total cash cost of $5.20 per ounce of silver net of by-product credits. Since the third quarter of 2001 operating costs per tonne have decreased from $43.36 to $38.46, however revenue during the same period has decreased from $38.09 to $32.42 due to lower metal prices and a drop in silver grades as the more silver-rich veins in the upper parts of the mine are exhausted and production comes from the deeper, zinc-rich veins. Despite extraordinary efforts by the Company's employees to reduce all possible costs, Quiruvilca simply cannot make money at current metal prices. All options continue to be examined to remedy this situation. Quiruvilca has operated continuously since 1925, and so closure (either temporary or permanent) would be very costly in financial and social terms. Higher metal prices will allow the mine to contribute to the Company's cash flow, as it did most recently in 2000, but it is impossible to predict when this will occur. Using current metal prices, the mine will not return its carrying value, and as a prudent accounting policy, $15.13 million of the mine's book value was written down during the quarter.

                  LA COLORADA MINE, MEXICO

                  The third quarter was a transition period at the La Colorada mine as construction began on the mine expansion that will quadruple silver production to 3.8 million ounces annually beginning in mid-2003. This work required the small-scale existing operation to close for six weeks during the quarter. Production resumed in mid-September. During the quarter, 54,999 ounces of silver were produced. So far, construction is on schedule and budget. The construction team is complete, the oxide mill equipment is on site and being assembled and most of the new underground equipment has been delivered.



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                  SAN VICENTE MINE, BOLIVIA

                  Small-scale operation by EMUSA, the Bolivian company that operates this mine under a short term toll-mining agreement with the Company, continued during the quarter with production of 350,000 ounces of silver and a cash flow contribution to the Company of about $0.10 million. In light of the successful operation to date that has been possible using EMUSA's nearby milling facility, the Company is discussing with EMUSA other options that would increase silver production from San Vicente to the benefit of both companies and the Bolivian state mining company COMIBOL.

                  EXPLORATION

                  The Company was active during the quarter in four exploration programs, three of which continue. Near La Colorada, a small drilling program was carried out without significant results. At Huaron, drilling was successful in increasing reserves in the wide zones discovered in late 2001 that have contributed to the mine's successful operation this year. At Manantial Espejo in Argentina, drilling began in the 6,000 meter program designed to move the project forward to the pre-feasibility stage in 2003, and initial results have been very promising. Finally, in Mexico, surface exploration concluded at the Ocotlan project and drilling has now begun on the most attractive targets.

                  SILVER MARKETS

                  Silver prices deteriorated in the third quarter, along with most other metal prices. Zinc dropped to a new record low in real dollar terms. These price declines are due to a drop in industrial demand that began in mid-2000 and no accompanying change in supply. Silver is widely used in the electronics and high-tech sectors where demand remains very weak. Little speculative buying was apparent during the quarter, in contrast to earlier in 2002. However, strong physical buying is reported at current silver prices, mine supply of silver is likely to decrease in 2002 for the first time in six years, and it is believed that Chinese sales of silver inventories have been curtailed for the time being. While some reports argue that silver prices are being manipulated downward by bullion traders, we believe silver prices can be well explained by demand and supply fundamentals, which provide a solid base to current prices and good support for a higher price trend in the near future.

ITEM 6.           RELIANCE ON SECTION 85(2) OF THE ACT

                  This report is not being filed on a confidential basis.

ITEM 7.           OMITTED INFORMATION

                  There are no significant facts required to be disclosed herein which have been omitted.


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ITEM 8.           SENIOR OFFICERS

                  For Further information, please contact:

                  Name:             Gordon Jang
                  Office:           Controller and Corporate Secretary
                  Telephone:        (604) 684-1175

ITEM 9.           STATEMENT OF SENIOR OFFICER

                  The foregoing accurately discloses the material change referred to herein.




                  DATED at Vancouver, British Columbia, this 21st day of November, 2002.




                                 /s/ Gordon Jang
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                                 Signature of a senior officer  of the
                                 reporting issuer

                                 Gordon Jang, Controller and Corporate Secretary
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